Paper B: Ontario's Fiscal Plan                                                                                 29
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Paper B
Ontario's Fiscal Plan

30                                                                                            2003 Ontario Budget
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Paper B: Ontario's Fiscal Plan                                                                                 31
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Introduction

Ontario has balanced the budget for 2002-03.  As a result of the government's economic and fiscal policies, the Province has met or exceeded its fiscal and debt-reduction targets for eight consecutive years and the budget has been balanced since 1999-2000.

With a strong foundation for economic growth established for 2003 and the medium term,
Ontario is projecting a balanced budget for 2003-04, consistent with the requirements of the
Balanced Budget Act, 1999.  Continued economic growth has enabled the government to provide necessary investments in priority sectors such as health care, schools, post-secondary education and the environment, while still ensuring the budget is balanced.

This paper reviews the following:

Section I:        Interim Results for 2002-03

Section II:       Ontario's 2003-04 Fiscal Plan

Section III:      Ontario's Capital Investments

Section IV:       Strengthening Our Partnerships

Section V:        Medium-Term Outlook

32                                                                                            2003 Ontario Budget
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Section I: Interim Results for 2002-03

Ontario has balanced its budget for the fourth consecutive year in 2002-03.  The interim results for 2002-03 show a surplus of $524 million, meeting the Province's commitment to maintain a balanced budget on an ongoing basis.

2002-03 In-Year Fiscal Performance
($ Millions)
----------------------------------------------------------------------------------------------------------------
                                                                              Budget                     In-Year
                                                                               Plan        Interim        Change
------------------------------------------------------------------------------------------------- --------------
Revenue                                                                       66,544       66,391           (153)
Expenditure
     Programs                                                                 54,384       55,271            887
     Gross Capital Expenditure                                                 2,713        2,467           (246)
     Less: Net Investment in Capital Assets*                                     634          576            (58)
     Public Debt Interest
         Provincial                                                            8,550        8,225           (325)
         Electricity Sector                                                      520          520              -
Total Expenditure                                                             65,533       65,907            374
Less: Reserve                                                                  1,000            -         (1,000)
Add: Decrease/(Increase) in Stranded Debt from Electricity                       (11)          40             51
     Sector Restructuring to be Recovered from Ratepayers**
Surplus / (Deficit)                                                                0          524            524
------------------------------------------------------------------------------------------------- --------------
*    Starting in 2002-03, major tangible capital assets owned by Provincial ministries (land, buildings and transportation infrastructure) are accounted for on a full accrual accounting basis. Other tangible capital assets owned by Provincial ministries will continue to be accounted for as expenditure in the year of acquisition or construction.  All capital assets owned by consolidated government organizations are accounted for on a full accrual basis.
**   Reflects the estimated excess of revenue over expenditure of the Ontario Electricity Financial Corporation (OEFC).
     Consistent with the principles of electricity restructuring, OEFC debt is to be recovered from ratepayers, not taxpayers.
Source: Ontario Ministry of Finance.
                                                                      --------------------------- --------------

•   Revenue is estimated at $153 million below the level projected in the 2002 Budget Plan, mainly due to lower Sales and Rentals revenues, partially offset by higher Canada Health and
     Social Transfer (CHST) revenue, including a one-time CHST Supplement.

Paper B: Ontario's Fiscal Plan                                                                                 33
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•   Total expenditure was $374 million above the level projected in the 2002-03 Budget Plan, mainly due to increased in-year funding for hospitals, and additional support for school boards as a result of the Province's early response to the Education Equality Task Force recommendations, partially offset by lower Public Debt Interest charges.
•   Ontario's 2002-03 Budget Plan included a $1 billion reserve designed to protect the balanced budget against unexpected and adverse changes in the economic and fiscal outlook.
     Consistent with the role of the reserve in prudent budgeting, the reserve has been allocated to ensure the balanced budget target is met in 2002-03, and to reduce Provincial debt.
•   With the 2002-03 surplus of $524 million, the Province has achieved its target to reduce debt by $5 billion from the 1998-99 level.

34                                                                                            2003 Ontario Budget
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2002-03 REVENUE PERFORMANCE
Total revenue in 2002-03 is estimated at $66,391 million, $153 million below the 2002 Budget forecast.  Taxation revenues are expected to be $41 million above forecast.  Payments from the
Government of Canada are estimated at $1,504 million above forecast.  Income from Government
Enterprises is estimated at $146 million above forecast.  Other Revenue is estimated at
$1,844 million below the 2002 Budget forecast.

Summary of In-Year Changes to Revenue in 2002-03
($ Millions)
----------------------------------------------------------------------------------------------------------------
                                                                                                         Interim
                                                                                                         2002-03
Taxation Revenue
     Personal Income Tax                                                                       (285)
     Retail Sales Tax                                                                          (140)
     Corporations Tax                                                                           370
     Employer Health Tax                                                                       (105)
     Gasoline and Fuel Taxes                                                                     70
     Tobacco Tax                                                                               (110)
     Land Transfer Tax                                                                           90
     All Other                                                                                  151
                                                                                       ------------
                                                                                                              41
Government of Canada
     Canada Health and Social Transfer (excluding Supplements)                                  578
     New Canada Health and Social Transfer Supplements                                          967
     Infrastructure                                                                            (107)
     All Other                                                                                   66
                                                                                       ------------
                                                                                                           1,504
Income from Government Enterprises
     Ontario Power Generation Inc. and Hydro One Inc.                                           170
     All Other                                                                                  (24)
                                                                                       ------------
                                                                                                             146
Other Revenue                                                                                             (1,844)
Total In-Year Revenue Changes                                                                               (153)
--------------------------------------------------------------------------------------------------- ------------
Source: Ontario Ministry of Finance.
                                                                                       ------------ ------------

Paper B: Ontario's Fiscal Plan                                                                                 35
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•   Personal Income Tax (PIT) revenues are estimated to be $285 million below the 2002 Budget forecast.  While Ontario's strong job creation record and wage growth in 2002 boosted PIT revenues, these factors were more than offset by the lower 2001 PIT base as reflected in
     2001-02 Public Accounts and the effect of weak financial markets on capital gains and investment income.
•   Retail Sales Tax revenues are expected to be $140 million below forecast.  While consumer spending was strong in 2002, business spending on goods and services not directly used in the production process was restrained by a focus on cost control.
•   Corporations Tax revenues are expected to be $370 million above the 2002 Budget forecast.
     This is attributable to stronger 2002 corporate profit growth and lower refunds being paid with respect to 2001-02.
•   Employer Health Tax (EHT) revenues are expected to be $105 million below forecast.
     Unusually low levels of corporate bonuses and stock options contributed to the shortfall in EHT revenues in 2002-03. Unusually high refunds with respect to prior years also reduced
     EHT revenues in 2002-03.  The higher past-year refunds were partly due to the 2000 Budget initiatives whereby EHT would no longer apply to employee stock option benefits granted by eligible research and development companies.  EHT refunds also increased as a result of the revised tax treatment of religious and charitable organizations with multiple locations.
•   Gasoline and Fuel Tax revenues are expected to be a combined $70 million above the
     2002 Budget forecast.  Ontario's strong economic growth and robust automobile sales in 2002 boosted gasoline consumption and therefore Gasoline Tax revenues.  Higher manufacturing exports increased diesel fuel consumption and therefore Fuel Tax revenues.
•   Tobacco Tax revenues are expected to be $110 million below the 2002 Budget forecast.  The shortfall in revenues is due to a larger-than-expected decline in cigarette consumption.
•   Land Transfer Tax revenues are expected to be $90 million above forecast.  Ontario's robust housing market in 2002, featuring record housing resales and rising resale prices, resulted in a significant increase in Land Transfer Tax revenues above expectations.
•   All Other Taxation revenue is expected to be a combined $151 million above forecast.  This is mainly due to higher revenues for Preferred Share Dividend Tax and Power Dam Tax.
     Preferred Share Dividend Tax revenues will be $110 million above the 2002 Budget forecast mainly due to late-arriving revenues from the 2000 taxation year that were not processed by the Canada Customs and Revenue Agency until 2002.  Power Dam Tax revenues are expected to be $50 million above the 2002 Budget forecast because of the inclusion of 13 Ontario
     Power Generating stations under the tax, and recording, in this year, the revenue collected in respect of tax owed since January 2001.

36                                                                                            2003 Ontario Budget
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•   Canada Health and Social Transfer (CHST) payments from the federal government are estimated to be $578 million above the 2002 Budget forecast.  Of this increase, $482 million is due to prior-period adjustments that arise from Ontario representing a lower-than-expected share of the estimated Canada-wide 2001 personal and corporate income tax bases.  This results in Ontario receiving an adjustment in 2002-03 to reflect the Province's higher-than-expected share of the fixed amount of federal CHST funding for 2000-01 and 2001-02.
•   CHST Supplement payments from the federal government are $967 million above forecast.
     Ontario has recorded, in 2002-03, its share of the $2.5 billion Supplement announced by the federal government in February 2003.  Including Ontario's share of the CHST Supplement in 2002-03 revenue is consistent with the announcement by the federal government that it would "immediately invest $2.5 billion in the CHST to relieve existing pressures."
•   Infrastructure payments from the federal government are estimated to be $107 million below forecast.  Delays related to the finalizing of contract agreements and project administration reduced these federal payments by $169 million, partially offset by $62 million in new federal funding for the Toronto Transit Commission.
•   All other payments from the federal government are expected to be $66 million above forecast. This is primarily due to federal contributions towards Provincial payments to Ontario farmers made in past years and federal support for Provincial primary health care services.
•   The combined net income from Hydro One Inc. and Ontario Power Generation Inc. (OPG)
     is expected to be $170 million above forecast, primarily due to higher net income from
     OPG. Higher OPG revenues from electricity sales, gains on the sales of long-term investments and lower operating expenses more than offset higher OPG expenditures to return to service and upgrade the Pickering "A" nuclear station, resulting in higher OPG net income.
•   The combined revenue from all other government enterprises is expected to be $24 million below forecast.  This is largely due to the Ontario Lottery and Gaming Corporation net
     income being estimated at $25 million below the 2002 Budget projection.
•   Other revenues were $1,844 million below forecast, mainly due to lower income from the commercialization of government enterprises than projected in the 2002 Budget.

Paper B: Ontario's Fiscal Plan                                                                                 37
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2002-03 IN-YEAR OPERATING EXPENDITURE CHANGES
Operating expenditure for 2002-03 at $64,016 million is up $562 million from the 2002 Budget forecast of $63,454 million.  This increase was mainly due to increased funding in-year for hospitals, school boards, drug programs and child welfare services, partially offset by savings in
Public Debt Interest costs.

Summary of In-Year Operating Expenditure Changes in 2002-03
($ Millions)
---------------------------------------------------------------------------------------------------------------
                                                                                                        Interim
                                                                                                        2002-03
---------------------------------------------------------------------------------------------------------------
Program Expenditure Changes:
Hospitals--enhancing patient care                                                                           350
School Boards--early response to the Education Equality Task Force recommendations                          349
Drug Programs--increased utilization                                                                        158
Child Welfare--increased funding for Children's Aid Societies                                               102
Pension and Retirement Benefit Expenditures                                                                  58
Agriculture Sector Support--transition funding for farmers (Net)                                             53
Other (Net)                                                                                                (183)
                                                                                                  -------------
Total Program Expenditure Changes                                                                           887
Public Debt Interest                                                                                       (325)
Total In-Year Operating Expenditure Changes                                                                 562
---------------------------------------------------------------------------------------------------------------
Source: Ontario Ministry of Finance.
                                                                                                  -------------

•   Operating grants to hospitals increased by $350 million in-year to enhance patient care, help stabilize hospital budgets, and support innovation and positive financial performance in hospitals.
•   Funding provided to school boards increased in-year by $349 million to support the implementation of the recommendations that the Education Equality Task Force identified as a priority.  This increase reflects the fiscal requirement associated with the $610 million package that was announced in December 2002, which provided increased support for special education and additional resources for collective bargaining.

38                                                                                            2003 Ontario Budget
--------------------------------------------------------------------------------------------------------------------

•   An additional $158 million was allocated in-year due to higher-than-anticipated utilization in drug programs in the Ministry of Health and Long-Term Care and the Ministry of
     Community, Family and Children's Services to ensure that all drug program recipients, primarily seniors and social assistance recipients, have access to essential prescription drugs necessary for treating illness and maintaining good health.
•   Child welfare services expenditure increased in-year by $102 million to ensure that Children's
     Aid Societies have the resources they need to provide protection services to children at risk of neglect and abuse.
•   Pension and retirement benefits expenditure increased in-year by $58 million.  This increase was mainly due to the impact of weaker-than-expected global financial markets on the assets of the Teachers' Pension Plan, the OPSEU Pension Trust and the Public Service Pension
     Plan, as well as the cost of benefit improvements, partially offset by one-time savings in retirement benefits as a result of changes from the most recent round of collective bargaining.
•   Ontario's portion of a federal-provincial transition program for farmers in Ontario increased by $73 million in-year, partially offset by $20 million from the Contingency Fund. The increase provided represents Ontario's share of the first year of a two-year federal-provincial bridge funding initiative to assist the agricultural sector in its move towards a longer-term approach to business risk management.
•   Public Debt Interest costs were $325 million below the 2002 Budget Plan projection of
     $9,070 million due to lower-than-expected interest rates and cost-effective debt management.

Paper B: Ontario's Fiscal Plan                                                                                 39
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2002-03 IN-YEAR CAPITAL EXPENDITURE CHANGES
The level of 2002-03 net capital expenditure at $1,891 million is down $188 million from the
2002-03 Budget Plan. This decline was largely the result of underspending in municipal partnership initiatives and other areas, partially offset by higher expenditure for transit assistance to Toronto.

Summary of In-Year Capital Expenditure Changes in 2002-03
($ Millions)
---------------------------------------------------------------------------------------------------------------
                                                                                                        Interim
                                                                                                        2002-03
---------------------------------------------------------------------------------------------------------------
Toronto Transit Commission--transit assistance                                                              111
Biotechnology and Information Technology Programs--lower-than-expected expenditures                         (20)
Municipal Partnership Initiatives--lower-than-expected expenditures                                        (286)
Other (Net)                                                                                                   7
Total In-Year Capital Expenditure Changes                                                                  (188)
---------------------------------------------------------------------------------------------------------------
Source: Ontario Ministry of Finance.
                                                                                                   ------------

•   The Province provided an additional $111 million to the City of Toronto for the Toronto
     Transit Commission (TTC), partially offset by $62 million in federal revenue. This funding was provided to the TTC for capital renewal and rehabilitation projects as part of the
     Canada-Ontario Infrastructure Program and the Provincial Transit Investment Plan.
•   Ministry of Enterprise, Opportunity and Innovation investments in biotechnology and information technology programs were $20 million lower than planned in 2002-03 due to project development and start-up delays in a variety of programs, including Connect Ontario and Medical and Related Sciences (MaRS).
•   Spending on the municipal partnership initiatives (Millennium Partnerships; Toronto
     Waterfront Revitalization; Ontario Small Town and Rural Infrastructure; and Sports, Culture
     and Tourism Partnerships) was $286 million less than planned in the 2002 Budget due to delays in formalizing multi-government approvals and finalizing contract agreements for municipal infrastructure projects.

40                                                                                            2003 Ontario Budget
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ELECTRICITY SECTOR
Interim Results for 2002-03
The combined net income from Hydro One Inc. (HOI) and Ontario Power Generation Inc. (OPG)
is expected to be $170 million above the forecast, primarily due to higher net income from
OPG. Higher OPG revenues from electricity sales, gains on the sales of long-term investments, and lower operating expenses more than offset OPG expenditures to return to service and upgrade the Pickering "A" nuclear station, resulting in higher OPG net income.

Revenue for the Ontario Electricity Financial Corporation (OEFC) was $40 million above expenditure, an improvement of $51 million from the 2002 Budget forecast.  This improvement is primarily due to the gain on sale of Hydro One Inc. notes, higher-than-expected income from the Provision for Electricity Sector due to higher OPG net income, and lower-than-expected financing costs.

The government expects that the fund to freeze prices at 4.3 cents/kWh will balance over the life of the government's electricity action plan.

Paper B: Ontario's Fiscal Plan                                                                                 41
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Section II: Ontario's 2003-04 Fiscal Plan

Ontario is projecting a balanced budget for 2003-04.  This represents the fifth consecutive balanced budget since 1999-2000.

2003-04 Fiscal Plan
($ Millions)
---------------------------------------------------------------------------------------------------------------
                                                              Interim         Plan
                                                              2002-03       2003-04               Change
---------------------------------------------------------------------------------------------------------------
                                                                                          $ Millions     Per Cent
                                                                                   ----------------------------
Revenue                                                        66,391        71,566         5,175             7.8
Expenditure
     Programs                                                  55,271        59,390         4,119             7.5
     Gross Capital Expenditure                                  2,467         3,170           703            28.5
     Less: Net Investment in Capital Assets*                      576           702           126            21.9
     Public Debt Interest
         Provincial                                             8,225         8,188           (37)           (0.4)
         Electricity Sector                                       520           520             -             -
Total Expenditure                                              65,907        70,566         4,659             7.1
Less: Reserve                                                       -         1,000         1,000             -
Add: Decrease/(Increase) in Stranded Debt from                     40             -           (40)            -
     Electricity Sector Restructuring to be
     Recovered from Ratepayers**
Surplus / (Deficit)                                               524             0          (524)            -
---------------------------------------------------------------------------------------------------------------
*    Starting in 2002-03, major tangible capital assets owned by Provincial ministries (land, buildings and transportation infrastructure) are accounted for on a full accrual accounting basis. Other tangible capital assets owned by Provincial ministries will continue to be accounted for as expenditure in the year of acquisition or construction.  All capital assets owned by consolidated government organizations are accounted for on a full accrual basis.
**   Reflects the estimated excess of revenue over expenditure of the Ontario Electricity Financial Corporation (OEFC).
     Consistent with the principles of electricity restructuring, OEFC debt is to be recovered from ratepayers, not taxpayers.
Source: Ontario Ministry of Finance.
                                                       --------------------------------------------------------

•   Total revenue in 2003-04 is projected at $71,566 million, up $5,175 million from the 2002-03 interim level of $66,391 million.  This increase is primarily due to higher taxation revenues driven by the strong Ontario economy.
•   Total expenditure in 2003-04 is projected at $70,566 million, up $4,659 million from the
     2002-03 interim level of $65,907 million.  This increase is primarily attributed to increased funding for priority areas including health care, schools and post-secondary education.
•   A reserve of $1 billion has been included in the 2003-04 fiscal plan to protect the balanced budget against unexpected and adverse changes in the economic and fiscal outlook.  The reserve will be available for debt reduction at year-end if not needed.

42                                                                                            2003 Ontario Budget
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2003-04 REVENUE OUTLOOK
Revenue in 2003-04 is projected at $71,566 million, $5,175 million or 7.8 per cent above the
2002-03 interim level.

Revenue
($ Millions)
---------------------------------------------------------------------------------------------------------------
                                                                         Actual         Interim           Plan
                                                                         2001-02        2002-03         2003-04
---------------------------------------------------------------------------------------------------------------
Taxation Revenue
     Personal Income Tax                                                 19,097          18,800          19,905
     Retail Sales Tax                                                    13,803          14,090          14,885
     Corporations Tax                                                     6,646           6,520           6,845
     All Other Taxes                                                      8,092           8,991           9,120
Total Taxation Revenue                                                   47,638          48,401          50,755
Government of Canada                                                      7,754           9,694          10,177
Income from Government Enterprises                                        3,345           3,889           4,416
Other Revenue                                                             5,149           4,407           6,218
Total Revenue                                                            63,886          66,391          71,566
---------------------------------------------------------------------------------------------------------------
Source: Ontario Ministry of Finance.
                                                                -----------------------------------------------

•   Personal Income Tax (PIT) revenue is projected to increase to $19,905 million in 2003-04.
     This increase reflects the robust growth in jobs and wages forecast for Ontario during
     2003-04.
•   Retail Sales Tax (RST) revenue is expected to increase to $14,885 million in 2003-04.  This is based on an economic forecast calling for continued strong growth in consumer spending and an expected rebound in business spending on goods and services subject to RST.
•   Corporations Tax revenue is expected to increase to $6,845 million in 2003-04.  This increase is based on the growth in corporate profits projected for 2003.
•   Employer Health Tax revenue is expected to increase to $3,805 million in 2003-04, based on the strong growth in employment and wages forecast for Ontario during 2003-04.
•   Gasoline and Fuel tax revenues are expected to increase to $2,365 million and $710 million respectively in 2003-04.  This is due to the growing Ontario economy and the corresponding increases expected in gasoline and diesel fuel consumption.

Paper B: Ontario's Fiscal Plan                                                                                 43
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•   Tobacco Tax revenue is expected to increase to $1,260 million in 2003-04.  This reflects the full-year impact of the tax increase introduced in June 2002.  The forecast assumes decreasing cigarette consumption consistent with higher taxes and long-term trends towards decreased smoking.
•   Land Transfer Tax revenues are expected to decline to $785 million in 2003-04.  This reflects the assumption of a slightly less robust Ontario housing market in 2003, following the record-setting pace of housing resales in 2002.
•   All Other Taxation revenues are expected to decline to $195 million.  This is mainly due to the one-time revenues included in 2002-03 for Preferred Share Dividend Tax and Power
     Dam Tax, the ongoing reductions in Mining Profits Tax and the elimination of the Gross
     Receipts Tax.
•   Canada Health and Social Transfer (CHST) payments from the federal government are expected to decline to $7,146 million in 2003-04.  The decline is due to the one-time revenue from prior-year adjustments included in the 2002-03 revenue estimate.
•   CHST Supplement payments from the federal government are projected at $771 million in
     2003-04.  Ontario is including in the forecast the entire amount of its per capita share of the
     $2 billion Supplement that the federal government is expected to make available in 2003-04.
•   Payments from the federal government under the recently announced Health Reform Fund
     ($386 million) and the Diagnostic and Medical Equipment Fund ($193 million) are based on
     Ontario's per capita share of the total funding available for 2003-04.
•   Social Housing payments from the federal government are expected to increase to
     $643 million in 2003-04.  This is primarily due to increased federal support for capital investments under the new Canada-Ontario Affordable Housing Program.
•   Infrastructure payments from the federal government are expected to increase to $285 million in 2003-04.  This represents federal contributions towards a number of provincial and municipal capital projects.
•   All other payments from the federal government are expected to increase to $753 million in
     2003-04.  This is the net outcome of a number of changes expected in ongoing federal-provincial programs and agreements, including increased support for the provincial farm sector and primary health care initiatives.
•   Net income from the Ontario Lottery and Gaming Corporation is projected to increase to
     $2,406 million in 2003-04.  This is due to expectations for continued growth in the net income from racetracks, charity casinos and lotteries.  This is expected to be partially offset by lower revenue from commercial casinos, which face increasing competitive pressures from facilities in the United States.

44                                                                                            2003 Ontario Budget
--------------------------------------------------------------------------------------------------------------------

•   The combined net income of Ontario Power Generation Inc. and Hydro One Inc. is expected to increase to $884 million in 2003-04.
•   Liquor Control Board of Ontario (LCBO) net income is expected to increase to
     $1,123 million in 2003-04.  The strong growth in the Ontario economy is expected to boost
     LCBO sales and net income in 2003-04.  The decision to convert the Alcohol and Gaming
     Commission of Ontario (AGCO) fee on domestic beer sold in LCBO stores to an LCBO markup will also boost LCBO net income in 2003-04.  This decision will leave consumer prices unaffected and transfer revenue from Liquor Licence Revenue to LCBO net income.
•   Sales and Rentals revenues are expected to increase by $1,886 million to $2,207 million in
     2003-04.  This is largely due to revenues expected from the commercialization of government enterprises in 2003-04.
•   Liquor Licence revenues are projected to decline to $477 million  in 2003-04.  The decision to convert the AGCO fee on domestic beer sold in LCBO stores to an LCBO markup will reduce Liquor Licence Revenue.

Paper B: Ontario's Fiscal Plan                                                                                 45
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2003-04 EXPENDITURE OUTLOOK
The government's 2003-04 expenditure plan continues to focus on priority sectors, including health care, schools and post-secondary education, while improving efficiency and effectiveness in the delivery of all government services.

Support for Priority Programs, 2003-04
Total Expenditure: $70.6 Billion

Health Care                                                   $28.1B
Schools and Post-Secondary Education                          $14.1B
Public Debt Interest
         Provincial                                           $ 8.2B
         Electricity Sector                                   $ 0.5B
Other                                                         $19.7B

Source: Ontario Ministry of Finance

•   In 2003-04, total health care funding
     including both program and capital
     expenditures will be $28.1 billion,
     an increase of $1.9 billion from the
     2002-03 total of $26.2 billion.
•   Provincial spending on schools and
     post-secondary education will be
     $14.1 billion in 2003-04. This total
     includes $9.3 billion for the School
     Board Operating Grant, the
     Provincial component of school
     board funding; $2.9 billion in
     operating and capital grants for
     colleges and universities; and
     $1.9 billion for other programs,
     including training programs and support for students in post-secondary education, as well as
     Provincial expenditure related to the Teachers' Pension Plan.
•   Transfer payments to the broader public sector including hospitals, school boards, colleges, universities, as well as transfers to individuals, make up over 80 per cent of Provincial expenditure excluding public debt interest costs.
•   Excluding expenditure on health care, schools and post-secondary education, and the environment, Provincial spending per person has declined by about 30 per cent since 1995-96 when adjusted for inflation.
•   Details of ministry operating and capital expenditure for 2003-04 and recent years can be found in the financial tables and graphs at the end of this Paper.

46                                                                                            2003 Ontario Budget
--------------------------------------------------------------------------------------------------------------------

ONTARIO'S ONGOING COMMITMENT TO HEALTH CARE
The government has continued to increase Ontario's base operating spending on health care every year since it assumed office in 1995-96.  This year, an additional $1.7 billion will be allocated for health care, bringing health operating spending to $27.6 billion in 2003-04.

Health Base Operating Spending Increases*
$Billions

1995-96 Commitment                                            17.4
1995-96 Actual                                                17.6
96-97                                                         17.8
97-98                                                         18.3
98-99                                                         18.9
99-00                                                         20.4
00-01                                                         22.2
01-02                                                         23.7
02-03 Interim                                                 25.9
03-04 Plan                                                    27.6

* Ministry of Health and Long-Term Care base operating spending excludes capital, restructuring and major one-time costs.

Source: Ontario Ministry of Finance

•   In 1999,  the government promised to
     invest $22.7 billion in health care
     by 2003-04.  By steadily allocating
     resources into this key sector, the
     government increased health care
     expenditure to $23.7 billion by
     2001-02--$1 billion higher than
     promised and two years ahead of
     schedule.
•   While the government remains
     committed to ensuring high quality
     health care for all Ontarians, the
     financing of health care is a long-
     term and growing challenge.
•   As health care spending is not a true measure of the benefits taxpayers receive from the health care system, there is a need to do more to measure the quality of the health care system by its outputs and outcomes.  The government is working with health care providers to improve the information available to the public on health care system outcomes.  The availability of better information will ensure that the government and health care providers are more accountable to Ontarians for the way health care dollars are spent.

Paper B: Ontario's Fiscal Plan                                                                                 47
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INCREASED FUNDING FOR HEALTH CARE EXCEEDING FEDERAL GOVERNMENT'S COMMITMENT
Ontario and the other provinces and territories have called on the federal government to become an equal partner in maintaining quality health care by restoring funding through the Canada
Health and Social Transfer (CHST).  At the February 2003 First Ministers' meeting, the federal government announced modest improvements in support of health care reform and funding sustainability, although it did not fully respond to the needs identified by all provinces and territories.

Ministry of Health and Long-Term Care Spending: Selected Years
($ Millions)
---------------------------------------------------------------------------------------------------------------
                                                               Actual       Interim         Plan      Change from
                                                              1994-95       2002-03       2003-04       Interim
---------------------------------------------------------------------------------------------------------------
Operating                                                      17,599        25,888        27,595         1,707
Gross Capital Expenditure                                         249           335           504           169
Total                                                          17,848        26,223        28,099         1,876
Increase in Total since 1994-95                                                            10,251
Source: Ontario Ministry of Finance.

•   Since 1994-95, Ontario's total health care spending (operating and capital) has increased by
     $10.3 billion.  By contrast, federal CHST transfers to Ontario by 2003-04 are expected to be only $1.3 billion more than in 1994-95.
•   Following the February First Ministers' meeting, the 2003 federal budget confirmed new funding for health care, including a $2.5 billion CHST Supplement, provided to meet immediate needs.  Ontario's $967 million share of the CHST Supplement  has been included in 2002-03 revenue to deal with immediate needs within the province's health care system.
•   Ontario's share of enhancements to federal funding for 2003-04 includes: $386 million from the Health Reform Fund for primary health care, home care and catastrophic drug coverage;
     $193 million from the three-year fund for diagnostic and medical equipment as well as associated training; and $771 million for a one-time CHST top-up.  Federal transfers from the
     CHST, as well as the new Health Reform Fund and the Diagnostic and Medical Equipment
     Fund, are expected to increase by $143 million in 2003-04.  Ontario's total health care spending for the year will increase by $1.9 billion.

48                                                                                            2003 Ontario Budget
--------------------------------------------------------------------------------------------------------------------

FEDERAL FUNDING GAP
Federal funding for health care in Ontario, through the Canada Health and Social Transfer
(CHST), was reduced by more than $3 billion after 1994-95.  The federal funding gap for health care has not been closed by more recent increases in CHST payments.

CHST Funding Gap

Change in CHST Payments and Ontario's
Health Spending Since 1994-95

$Billions

                  Ontario's Total Health Spending                  CHST Funding

95-96                             -0.073                               -0.308
96-97                              0.087                               -1.822
97-98                              0.489                               -2.666
98-99                              1.040                               -3.083
99-00                              2.769                               -1.914
00-01                              4.461                               -1.741
01-02                              6.070                               -0.425
02-03                              8.375                                1.717
03-04                             10.251                                1.281

Source: Ontario Ministry of Finance

•   Starting in 1994-95, CHST payments
     to Ontario began a steady decline,
     dropping to as low as $3.6 billion in
     1998-99, down more than $3 billion
     from $6.6 billion in 1994-95.
•   CHST revenue in 2002-03 at
     $8.4 billion includes Ontario's
     $967 million share of the recently
     announced CHST Supplement, as
     well as $482 million for an
     adjustment to CHST totals reported
     in past years.  These adjustments are
     mainly due to Ontario representing a
     lower-than-expected share of the
     estimated Canada-wide 2001 personal and corporate income tax bases, which resulted in
     Ontario receiving an adjustment in 2002-03 to reflect the Province's higher-than-expected share of the fixed amount of federal CHST funding for 2000-01 and 2001-02.
•   Including Ontario's share of the CHST Supplement in 2002-03 revenue is consistent with the announcement in February by the federal government that it would "immediately invest
     $2.5 billion in the CHST to relieve existing pressures."
•   Federal transfers have been partially restored over the last number of years, but have not kept up with the rising cost of health care.  In 2003-04, CHST payments to Ontario for health care, post-secondary education and social services will be only $1.3 billion more than they were in 1994-95, while total spending on health care alone has increased by $10.3 billion.

Paper B: Ontario's Fiscal Plan                                                                                 49
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SUPPORT FOR HEALTH CARE, THE ONTARIO TRILLIUM FOUNDATION AND COMMUNITIES
Provincial proceeds from gaming activities continue to support provincial priorities, including the operation of hospitals, charities, communities and the agricultural sector.

Support for Health Care, Charities and Problem Gambling Programs
($ Millions)
---------------------------------------------------------------------------------------------------------------
                                                                                       Interim           Plan
                                                                                       2002-03          2003-04
---------------------------------------------------------------------------------------------------------------
Lotteries, Charity Casinos and Slot Machines at Racetracks Revenue
     Operation of Hospitals                                                              1,466            1,634
     Ontario Trillium Foundation                                                           100              100
     Problem Gambling and Related Programs                                                  29               36
Commercial Casinos Revenue
     General Government Priorities                                                         680              636
Total                                                                                    2,275            2,406
---------------------------------------------------------------------------------------------------------------
Sources: Ministry of the Attorney General and Ministry of Finance.
                                                                             ----------------------------------

Revenue from Lotteries, Charity Casinos and Slot Machines at Racetracks
The Ontario Lottery and Gaming Corporation Act, 1999, requires that net Provincial revenue generated from lotteries, charity casinos and racetrack slot machines support services such as the operation of hospitals, problem gambling and related programs, and funding for charitable organizations through the Ontario Trillium Foundation.

•   In 2003-04, it is estimated that $1,634 million net revenue from lotteries, charity casinos and slot machines at racetracks will be applied to support the operation of hospitals.
•   The Ontario Trillium Foundation has become one of Canada's largest grant-making foundations. In 2003-04, the Ontario Trillium Foundation will be provided with $100 million to help build strong and healthy communities by contributing to charitable and not-for-profit organizations.
•   Two per cent of gross slot machine revenue, estimated at $36 million for 2003-04, is allocated to programs that support problem gambling and related treatment, prevention and research programs.

50                                                                                            2003 Ontario Budget
--------------------------------------------------------------------------------------------------------------------

Benefits from Commercial Casinos
•   In 2003-04, net Provincial revenues from commercial casinos estimated at $636 million will be used to support general government priorities including health care, education, justice and social programs.
•   Since the commencement of commercial casino operations, 27,000 direct and indirect jobs have been created in Ontario. Commercial casino operations, and the additional tourists they attract, contribute an estimated $2.4 billion annually to the Ontario economy.

Support for the Agricultural Sector and Municipalities
($ Millions)
---------------------------------------------------------------------------------------------------------------
                                                                                       Interim           Plan
                                                                                       2002-03          2003-04
---------------------------------------------------------------------------------------------------------------
Agricultural Sector                                                                        299              320
Municipalities                                                                              73               78
Total                                                                                      372              398
---------------------------------------------------------------------------------------------------------------
Source: Ministry of the Attorney General.
                                                                              ---------------------------------

•   Twenty per cent of gross revenue from slot machines at racetracks is provided to promote economic growth of the horse-racing industry. Since 1998, this initiative has preserved and enhanced 45,000 jobs in Ontario's horse-racing industry, providing over $840 million to a key component of the Province's agricultural sector. For 2003-04, additional support is estimated at $320 million.
•   A portion of gross slot machine revenue estimated at $78 million in 2003-04 will be provided to municipalities that host charity casinos and slot operations at racetracks, including funding to help offset local infrastructure and service costs.

Paper B: Ontario's Fiscal Plan                                                                                 51
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Section III: Ontario's Capital Investments

SUPERBUILD CAPITAL INVESTMENT PLAN FOR 2003-04
The Ontario SuperBuild Corporation is responsible for the strategic management of the government's capital investment plan, including investments in the Province's own assets and transfers for capital purposes to hospitals, municipalities and post-secondary educational institutions.  In 2003-04, SuperBuild will invest approximately $3.2 billion in
Ontario's infrastructure.

The 2002 Budget announced that starting with the 2002-03 fiscal year, major tangible capital assets owned by the Province (land, buildings and transportation infrastructure) would be accounted for on a full accrual accounting basis.  This change, which was recommended by both the independent Ontario Financial Review Commission and the Provincial Auditor, reflects a business approach to the treatment of major tangible capital assets and is consistent with Public
Sector Accounting Board (PSAB) recommendations.  The move to full accrual accounting for capital is reflected in the Net Investment in Capital Assets adjustment to total capital expenditure.

Gross Capital Expenditure
($ Millions)
------------------------- -------------------------------------------------------------------------------------
                                                                                                         Plan
                                                                                                        2003-04
---------------------------------------------------------------------------------------------------------------
Transportation                                                                                            1,499
     Highways                                                                                 1,055
     Transit                                                                                    359
     Other Transportation                                                                        85
Health and Long-Term Care                                                                                   504
Post-Secondary Education                                                                                     97
Environment and Natural Resources                                                                           116
Justice                                                                                                      88
Municipal and Local Infrastructure                                                                          608
Other (Net)                                                                                                 258
Total Gross Capital Expenditure                                                                           3,170
---------------------------------------------------------------------------------------------------------------
Note:    Total gross capital expenditure includes $429 million in flow-through funds:  $126 million for Transportation,
         $1 million for Environment and Natural Resources, and $302 million for Municipal and Local Infrastructure.
         SuperBuild's gross capital expenditure excluding flow-through funds is $2.7 billion.
Source: Ontario Ministry of Finance.
                                                                                      -------------------------

52                                                                                            2003 Ontario Budget
--------------------------------------------------------------------------------------------------------------------

•   Through the Ministry of Transportation and the Ministry of Northern Development and
     Mines, the Province will invest $1,055 million in highway planning, expansion and rehabilitation in 2003-04.  The Province will also provide $359 million in transit assistance through the Transit Investment Plan, which includes GO Transit, inter-regional transit through the Golden Horseshoe Transit Investment Partnerships (GTIP)/Transit Investment
     Partnerships (TIP) and the renewal of municipal transit systems through the Transit Renewal
     Program.  An additional $85 million will support other transportation initiatives such as the
     Connecting Links Program, ferries and remote airport upgrades.
•   The Ministry of Health and Long-Term Care will invest $504 million in hospitals, community health and long-term care capital initiatives in 2003-04.  This will enable hospitals and other health care providers to continue to modernize, retrofit and expand their infrastructure and services across the province.
•   The Province is investing $97 million in post-secondary education capital this year.  This funding includes $20 million through the Apprenticeship Enhancement Fund and the College
     Equipment and Renewal Fund to enable colleges to acquire more up-to-date equipment and learning resources.  The funding also includes $18 million of the government's three-year,
     $33 million commitment to establish the Northern Ontario Medical School with campuses in Sudbury and Thunder Bay.
•   Investment for environmental purposes will be $116 million in 2003-04, which will include
     $45 million for upgrades to drinking water systems and other infrastructure at Ontario Parks and $15 million for environmental clean-up projects.  The Province is also investing
     $15 million for ongoing implementation of Ontario's Living Legacy, $7 million for watershed-based source protection and $5 million to improve Conservation Authority dams.
•   The Province is investing $88 million in 2003-04 primarily to complete current court and correctional facilities construction and expansion projects as well as for smaller repair and rehabilitation projects.  Expansion work will also continue at the Ontario Police College.
•   The capital plan includes other initiatives totalling $258 million, including biotechnology programs, technological education and other capital programs.

$608 Million for Municipal and Local Infrastructure
SuperBuild continues to make investments in municipal partnership initiatives.  Of the
$3.2 billion SuperBuild plans to invest in 2003-04, $608 million is for municipal and local infrastructure, including the Toronto Waterfront Revitalization, Millennium Partnerships strategic investments in major urban areas, the capital portion of the Ontario Small Town and Rural
Infrastructure (OSTAR) initiative, the Sports, Culture and Tourism Partnerships (SCTP)
initiative, the Affordable Housing Program and the Northern Ontario Heritage Fund.  This amount includes $302 million of federal flow-through transfers.

Paper B: Ontario's Fiscal Plan                                                                                 53
--------------------------------------------------------------------------------------------------------------------

Section IV: Strengthening Our Partnerships

Transfers to hospitals, school boards, colleges and universities account for about 40 per cent of total provincial government program spending.  To ensure that these funds are used effectively and efficiently, productive partnerships need to be strengthened between the government and the institutions that provide these important services, on which the public depends.

The 2002 Throne Speech and the 2002 Budget signalled the government's intent to develop a model of Multi-Year Base Funding (MYBF) for school boards, hospitals, colleges and universities that ensures accessibility and enhances accountability.  The intent was to provide a measure of funding stability for these organizations to allow for better planning and better services.

This Budget takes two important first steps towards such a model:

•   it provides funding commitments for 2003-04, 2004-05 and 2005-06; and
•   it presents a policy framework for the development of MYBF (see Budget Paper F: Progress
     Through Partnership).

MYBF is intended to reflect the cost of continuing core services based on current projections of service volumes and other funding decisions.  Projected base targets are an important step in providing dependable funding to support service stability.  Based on the government's current commitments, the targets indicate that school boards, colleges, universities and hospitals can plan on receiving no less than the amounts announced in this Budget.

These funding commitments represent a cautious and prudent approach to MYBF that will evolve and adapt to varying economic circumstances and priorities. In developing MYBF, enhancements to funding must be supported by a better understanding of the results of spending and enhanced accountability to taxpayers by all public-sector bodies. The government is committed to developing and improving the measures and mechanisms needed to demonstrate performance in these sectors.

In addition, the government is inviting municipalities to participate in a dialogue on a new multi-year approach to municipal funding.  The government is providing a sound basis for these discussions by committing to increased funding for municipalities over the next three years.

54                                                                                            2003 Ontario Budget
--------------------------------------------------------------------------------------------------------------------

SCHOOL BOARDS
The government is committed to a strong, publicly funded primary and secondary education system.  Since the introduction of Student-Focused Funding in 1998-99, overall annual funding available to school boards in the form of direct transfers from the Province and education property tax revenues has increased by more than $1.7 billion to $14.8 billion in 2002-03.

In 2002-03, the government established the Education Equality Task Force under the leadership of Dr. Mordechai Rozanski to review Student-Focused Funding to ensure that it continues to meet the needs of students in Ontario.  In December 2002, the government announced a $610 million package on a school-year basis to support the implementation of the recommendations that the
Education Equality Task Force identified as a priority.  On a fiscal-year basis, this early response increased funding provided to school boards by $349 million in-year, bringing direct Provincial transfers to school boards to $8.7 billion in 2002-03.

Education Funding (School Year)
Multi-Year Base Funding Profile
$Billions

98-99                                                         13.1
99-00                                                         13.2
00-01                                                         13.5
01-02                                                         13.9
02-03 Plan                                                    14.3
02-03 Interim                                                 14.8
03-04 Plan                                                    15.3
04-05 Projected Base Target                                   15.8
05-06 Projected Base Target                                   16.2

Source: Ontario Ministry of Finance

•   In the 2003-04 school year, the
     funding commitment to school
     boards, including property tax
     revenues, will rise to $15.3 billion.
     For the 2005-06 school year, the
     projected base target is $16.2 billion,
     representing a 14 per cent increase
     over the 2002-03 Plan level.
•   The 2003-04 funding commitment
     and projected funding for 2004-05
     and 2005-06 reflect estimated
     primary and secondary student
     enrolment in these years and
     additional funding to address the
     remaining recommendations of the Education Equality Task Force, including enhancements to cost benchmarks within the Student-Focused Funding formula. For additional details on multi-year funding, see Budget Paper F: Progress Through Partnership.
•   Given modest growth projected for education property taxes, these enhancements will be financed primarily through increases in direct transfers from the Province.  On a fiscal-year basis, the School Board Operating Grant is projected to increase from $9.3 billion in 2003-04 to $10.1 billion by 2005-06.
•   Overall education spending will be increasing over the medium term even though enrolment is projected to decline from 2.0 million in 2002-03 to 1.9 million by 2005-06.

Paper B: Ontario's Fiscal Plan                                                                                 55
--------------------------------------------------------------------------------------------------------------------

COLLEGES AND UNIVERSITIES
This is a period of unprecedented enrolment growth in the post-secondary education sector, driven by secondary-school reform, a rising population and increasing demand for advanced education.
In response, the government is building on previous measures to ensure that Ontario's post-secondary education sector remains accessible to every willing and qualified Ontario student.

For 2003-04, the government is increasing its operating grants to colleges and universities to
$2.8 billion.  This increase will address overall enrolment growth, as well as provide transitional and operating funding for the creation of the Northern Ontario Medical School.  Total funding to colleges and universities, including program-specific and operating grants, will be $3.1 billion in 2003-04.

Operating Grants to Colleges and Universities
Multi-Year Base Funding Profile
$Billions

99-00                                                         2.3
00-01                                                         2.4
01-02                                                         2.4
02-03 Interim                                                 2.6
03-04 Plan                                                    2.8
04-05 Projected Base Target                                   3.0
05-06 Projected Base Target                                   3.1

Source: Ontario Ministry of Finance

•   In the 2001 Budget, the government
     made a commitment to increase post-
     secondary-education funding on a
     multi-year basis to address
     anticipated enrolment growth as a
     result of secondary-school reform
     and demographic changes. With
     further enhancements announced in
     the 2002 and 2003 Budgets,
     operating grants to colleges and
     universities will be $443 million
     higher in 2003-04 than they were in
     2000-01.  This is $75 million over
     the commitment announced for
     2003-04 in the 2002 Budget.
•   The government is also extending its operating grant funding commitment and providing projected base funding levels for colleges and universities in 2004-05 and 2005-06.  The projected funding for 2005-06 is $3.1 billion, up by more than $500 million or 21 per cent over the 2002-03 Plan level.  For additional details on multi-year funding, see Budget
     Paper F: Progress Through Partnership.

56                                                                                            2003 Ontario Budget
--------------------------------------------------------------------------------------------------------------------

•   To make the investments that will enhance the quality of education for students over the double-cohort period, Ontario is establishing Quality Assurance Funds in each post-secondary sector.  The government will provide the college fund with $60 million in 2003-04, and the fund will rise each year, reaching $100 million in 2006-07.  The government will provide the university fund with $75 million in 2003-04, and the fund will rise each year, reaching
     $200 million in 2006-07.  The Province will work with post-secondary institutions, faculty and students to develop a performance measurement framework that will govern the funds.
•   The government continues to support the creation of the Northern Ontario Medical School by providing $19 million in transitional and operating funding in 2003-04.  Through
     SuperBuild, the government is also providing $33 million over three years to establish two campuses, one in Sudbury and another in Thunder Bay.

Paper B: Ontario's Fiscal Plan                                                                                 57
--------------------------------------------------------------------------------------------------------------------

HOSPITALS
Since 1998-99, Provincial operating grants to hospitals have increased by 50 per cent.  The government and the hospital sector continue to work together to better address the changing and rising cost of caring for patients.

Hospital Operating Funding
Multi-Year Base Funding
$Billions

98-99                                                         6.8
99-00                                                         7.4
00-01                                                         8.2
01-02                                                         8.7
02-03 Plan                                                    9.4
02-03 Interim                                                 9.8
03-04 Plan                                                   10.3
04-05 Projected Base Target                                  10.6
05-06 Projected Base Target                                  10.9

Note: Excludes major one-time costs
Source: Ontario Ministry of Finance

•   In 2003-04, hospital base operating
     grants will be $10.3 billion, a
     five per cent increase over the
     2002-03 interim level and a
     10.4 per cent increase over the
     2002 Budget level.  Total grants to
     hospitals, including an additional
     $130 million one-time funding for
     diagnostic and medical equipment,
     will be $10.4 billion, an increase of
     6.3 per cent over the 2002-03
     interim level.
•   Projected base target funding will
     rise to $10.6 billion in 2004-05 and
     $10.9 billion in 2005-06, resulting in an increase of 16 per cent over the level of support announced for 2002-03 in the 2002 Budget prior to the Third-Party Review of hospital finances.  The projected base targets for 2004-05 and 2005-06 reflect annual increases of three per cent to deal with volume growth driven by demographic changes and service enhancements.  For additional details on multi-year funding, see Budget Paper F: Progress
     Through Partnership.
•   The demographic growth projection is consistent with estimates provided in the Ontario
     Hospital Association's paper Stability and Sustainability: A Multi-Year Funding Policy
     Framework for Ontario Hospitals, released in 2002.
•   The challenge for the hospital sector is to improve patient satisfaction over the next three years and work towards increased certainty in projecting service requirements over the next few years.  As part of the proposed multi-year base funding policy framework, accountability standards would require all hospitals to demonstrate that enhancements in funding will translate into enhancements in services.

58                                                                                            2003 Ontario Budget
--------------------------------------------------------------------------------------------------------------------

Section V: Medium-Term Outlook

Consistent with the Balanced Budget Act, 1999, Ontario's medium-term forecast is for a balanced budget in 2004-05.

Medium-Term Fiscal Outlook
($ Billions)
---------------------------------------------------------------------------------------------------------------
                                                                    Actual      Interim       Plan       Forecast
                                                                   2001-02      2002-03      2003-04      2004-05
---------------------------------------------------------------------------------------------------------------
Revenue                                                               63.9         66.4         71.6         73.4
Expenditure
     Programs                                                         52.5         55.3         59.4         61.2
     Gross Capital Expenditure                                         1.9          2.5          3.2          3.2
     Less: Net Investment in Capital Assets*                           -            0.6          0.7          0.7
     Public Debt Interest
         Provincial                                                    8.5          8.2          8.2          8.2
         Electricity Sector                                            0.5          0.5          0.5          0.5
Total Expenditure                                                     63.4         65.9         70.6         72.4
Less: Reserve                                                          -            -            1.0          1.0
Add: Decrease/(Increase) in Stranded Debt from                        (0.1)         -            -            -
     Electricity Sector Restructuring to be Recovered
     from Ratepayers**
Surplus / (Deficit)                                                    0.4          0.5          0.0          0.0
---------------------------------------------------------------------------------------------------------------
Note: Numbers may not add due to rounding.
*    Starting in 2002-03, major tangible capital assets owned by Provincial ministries (land, buildings and transportation infrastructure) are accounted for on a full accrual accounting basis. Other tangible capital assets owned by Provincial ministries will continue to be accounted for as expenditure in the year of acquisition or construction.  All capital assets owned by consolidated government organizations are accounted for on a full accrual basis.
**   Reflects the estimated excess of revenue over expenditure of the Ontario Electricity Financial Corporation (OEFC).
     Consistent with the principles of electricity restructuring, OEFC debt is to be recovered from ratepayers, not taxpayers.
Source: Ontario Ministry of Finance.
                                                           ----------------------------------------------------

•   The projected balanced budget for 2004-05 includes a $1 billion reserve to protect the fiscal plan against unexpected and adverse changes in the economic and fiscal outlook.  The reserve will be available for debt reduction if not needed.

Paper B: Ontario's Fiscal Plan                                                                                 59
--------------------------------------------------------------------------------------------------------------------

Conclusion

In 2002-03 Ontario balanced its budget for the fourth consecutive year.  The Province is on track for a further balanced budget in 2003-04.

With the resumption of strong economic growth in 2002 and the foundation for growth in 2003 and the medium term, Ontario is able to address the needs in key sectors such as health care, schools, post-secondary education and the environment, while continuing to meet its commitment to balance the budget on an ongoing basis.

60                                                                                            2003 Ontario Budget
--------------------------------------------------------------------------------------------------------------------

Paper B: Ontario's Fiscal Plan                                                                                 61
--------------------------------------------------------------------------------------------------------------------

                                      LIST OF FINANCIAL TABLES AND GRAPHS
Financial Tables                                                                                  Table Numbers
Statement of Financial Transactions.....................................................................     B1
Revenue.................................................................................................     B2
Operating Expenditure...................................................................................     B3
Gross Capital Expenditure...............................................................................     B4
Schedule of Net Investment in Capital Assets............................................................     B5
Transfers for Capital Purposes (Included in Gross Capital Expenditure)..................................     B6
Ten-Year Review of Selected Financial and Economic Statistics...........................................     B7

Graphs
The Budget Dollar: Revenue 2003-04
The Budget Dollar: Total Expenditure 2003-04
The Budget Dollar: Program Expenditure 2003-04
Revenue Sources by Category, Per Cent of Total 1999-2000 to 2003-04
Operating Expenditure by Category, Per Cent of Total 1999-2000 to 2003-04
Program Expenditure by Category, Per Cent of Total 1999-2000 to 2003-04
Gross Capital Expenditure by Category, Per Cent of Total 1999-2000 to 2003-04
2003-04 Operating Expenditure by Category
2003-04 Gross Capital Expenditure by Category

62                                                                                            2003 Ontario Budget
--------------------------------------------------------------------------------------------------------------------

Statement of Financial Transactions....................................................................Table B1
($ Millions)
                                                           Actual     Actual     Actual     Interim      Plan
                                                          1999-00     2000-01    2001-02    2002-03     2003-04
---------------------------------------------------------------------------------------------------------------
Revenue                                                     62,931     63,824     63,886      66,391     71,566
Expenditure
   Programs                                                 47,525     50,401     52,523      55,271     59,390
   Gross Capital Expenditure                                 4,887      2,123      1,890       2,467      3,170
   Less: Net Investment in Capital Assets*                       -          -          -         576        702
   Public Debt Interest
     Provincial                                              8,977      8,896      8,509       8,225      8,188
     Electricity Sector                                        520        520        520         520        520
Total Expenditure                                           61,909     61,940     63,442      65,907     70,566
Less: Reserve                                                    -          -          -           -      1,000
Add: Decrease/(Increase) in Stranded Debt from                             18                     40
   Electricity Sector Restructuring to be Recovered
   from Ratepayers**                                          (354)                  (69)                     -
Surplus / (Deficit)***                                         668      1,902        375         524          0
Net Provincial Debt after Provisional Adjustment for
   CCRA Error; and Accounting Changes+                     113,715    112,480    112,036      98,352     98,352
Accounting Changes (included in Net Provincial Debt
   above)
   Provisional Adjustment for CCRA Error                               (2,043)    (2,043)     (2,043)
   Retirement Benefits                                                    197        197         197
   Tangible Capital Assets++                                                                  13,200
Net Impact of Accounting Changes                                       (1,846)    (1,846)     11,354     11,354
Net Provincial Debt - Before Provisional Adjustment
   for CCRA Error; and Accounting Changes                  113,715    110,634    110,190     109,706    109,706
---------------------------------------------------------------------------------------------------------------
*    Starting in 2002-03, major tangible capital assets owned by Provincial ministries (land, buildings and transportation infrastructure) are accounted for on a full accrual accounting basis. Other tangible capital assets owned by Provincial ministries will continue to be accounted for as expenditure in the year of acquisition or construction.  All capital assets owned by consolidated government organizations are accounted for on a full accrual basis.
**   Reflects the estimated excess of revenue over expenditure of the Ontario Electricity Financial Corporation (OEFC).
     Consistent with the principles of electricity restructuring, OEFC debt is to be recovered from ratepayers, not taxpayers.
***  Includes provisional adjustment for Canada Customs and Revenue Agency error; retirement benefits accounting policy change in accordance with new Public Sector Accounting Board recommendations; and adjustment to decrease in stranded debt from electricity sector restructuring to be recovered from ratepayers.
+      Starting in 2002-03 Net Provincial Debt has been adjusted to include Investment in Capital Assets. For all other years,
       Net Provincial Debt represents total liabilities less financial assets.
++   Estimated opening net book value at April 1, 2002.
                                                      ---------------------------------------------------------

Paper B: Ontario's Fiscal Plan                                                                                 63
--------------------------------------------------------------------------------------------------------------------

Revenue.................................................................................................Table B2
($ Millions)
----------------------------------------------------------------------------------------------------------------
                                                            Actual     Actual     Actual     Interim      Plan
                                                            1999-00    2000-01    2001-02    2002-03     2003-04
------------------------------------------------------- --------------------------------------------------------
Taxation Revenue
   Personal Income Tax                                       17,617     17,911     19,097      18,800     19,905
   Retail Sales Tax                                          12,879     13,735     13,803      14,090     14,885
   Corporations Tax                                           8,095      9,200      6,646       6,520      6,845
   Employer Health Tax                                        3,118      3,424      3,502       3,590      3,805
   Gasoline Tax                                               2,154      2,172      2,192       2,300      2,365
   Fuel Tax                                                     665        648        659         685        710
   Tobacco Tax                                                  481        504        703       1,215      1,260
   Land Transfer Tax                                            565        642        665         825        785
   Other Taxation                                               307        333        371         376        195
                                                        --------------------------------------------------------
                                                             45,881     48,569     47,638      48,401     50,755
------------------------------------------------------- --------------------------------------------------------
Government of Canada
   Canada Health and Social Transfer (CHST)                   4,722      4,895      6,211       7,386      7,146
   New CHST Supplements                                           -          -          -         967        771
   Social Housing                                               466        541        524         526        643
   Health Reform Fund                                             -          -          -           -        386
   Infrastructure                                                19          2          -         118        285
   Diagnostic and Medical Equipment Fund                          -        190        190           -        193
   Other                                                        678        501        829         697        753
                                                        --------------------------------------------------------
                                                              5,885      6,129      7,754       9,694     10,177
------------------------------------------------------- --------------------------------------------------------
Income from Government Enterprises
   Ontario Lottery and Gaming Corporation                     1,924      2,181      2,255       2,275      2,406
   Liquor Control Board of Ontario                              845        877        904         953      1,123
   Ontario Power Generation Inc. and Hydro One Inc.             903        783        179         650        884
   Other                                                         36         14          7          11          3
                                                        --------------------------------------------------------
                                                              3,708      3,855      3,345       3,889      4,416
------------------------------------------------------- --------------------------------------------------------
Other Revenue
   Sales and Rentals                                          2,133        637        303         321      2,207
   Vehicle and Driver Registration Fees                         911        929        941         963        952
   Local Services Realignment - Reimbursement
     of Expenditure                                           1,678      1,407      1,116         707        711
   Other Fees and Licences                                      667        660        627         671        677
   Reimbursements                                               264        402        476         470        503
   Liquor Licence Revenue                                       539        525        530         528        477
   Royalties                                                    345        235        224         237        225
   Independent Electricity Market Operation Revenue             314        344        384         171        153
   Other Miscellaneous Revenue                                  606        132        548         339        313
                                                              7,457      5,271      5,149       4,407      6,218
------------------------------------------------------- --------------------------------------------------------
Total Revenue                                                62,931     63,824     63,886      66,391     71,566
------------------------------------------------------- --------------------------------------------------------

64                                                                                            2003 Ontario Budget
--------------------------------------------------------------------------------------------------------------------

Operating Expenditure..................................................................................Table B3
($ Millions)
---------------------------------------------------------------------------------------------------------------
                                                           Actual      Actual     Actual     Interim      Plan
Ministry                                                  1999-00     2000-01    2001-02     2002-03    2003-04
---------------------------------------------------------------------------------------------------------------
Agriculture and Food                                          347        401         456        602         622
   One-Time and Extraordinary Costs                             -        233         319         28           -
Attorney General                                              846        957         983      1,030       1,024
Board of Internal Economy                                     154        116         124        138         129
Citizenship                                                    95         77          71         72          76
Community, Family and Children's Services                   7,512      7,620       7,742      7,969       8,281
Consumer and Business Services                                134        155         172        179         179
Culture                                                       214        236         279        263         269
Education                                                   7,704      7,961       8,354      9,058       9,716
   Phase-in Funding                                           268          -           -          -           -
   Teachers' Pension Plan (TPP)                              (363)      (402)         42        296         306
Energy                                                        329        344         367        120         127
Enterprise, Opportunity and Innovation                        192        201         222        231         309
Environment                                                   174        190         265        250         266
Executive Offices                                              19         21          19         21          20
Finance--Own Account                                          270        558         576        500         612
   Public Debt Interest
     Provincial                                             8,977      8,896       8,509      8,225       8,188
     Electricity Sector                                       520        520         520        520         520
   Support for Children and Seniors                           278        284         326        282         674
   Community Reinvestment Fund                                521        561         557        624         649
   Provision for Electricity Sector                           383        263           -        130          23
Health and Long-Term Care                                  20,373     22,184      23,713     25,888      27,595
   Major One-Time Health Care Costs                           286        487         190          -           -
Intergovernmental Affairs                                       4          4           4          4           5
Labour                                                        101        104         110        118         120
Management Board Secretariat                                  147        145         263        223         336
   Retirement Benefits                                       (165)       (33)         63       (131)        218
   Contingency Fund                                             -          -           -          -         762
   OPS Employee Severance (Net)                                88          -         (17)         -           -
Municipal Affairs and Housing                               1,665      1,792       1,135        646         688
Native Affairs Secretariat                                     15         16          13         17          15
Natural Resources                                             460        417         438        464         450
Northern Development and Mines                                 67         69          75         76          77
Office of Francophone Affairs                                   3          4           5          3           4
Public Safety and Security                                  1,379      1,500       1,601      1,782       1,601
Tourism and Recreation                                        153        124         144        140         147
Training, Colleges and Universities                         3,285      3,219       3,248      3,451       3,994
Transportation                                                587        593         664        797         796
Program Review and Evaluation                                   -          -           -          -        (500)
Year-End Savings                                                -          -           -          -        (200)
Total Operating Expenditure                                57,022     59,817      61,552     64,016      68,098
---------------------------------------------------------------------------------------------------------------

Paper B: Ontario's Fiscal Plan                                                                                 65
--------------------------------------------------------------------------------------------------------------------

Gross Capital Expenditure...............................................................................Table B4
($ Millions)
----------------------------------------------------------------------------------------------------------------
                                                        Actual       Actual      Actual      Interim       Plan
Ministry                                               1999-00      2000-01     2001-02      2002-03     2003-04
------------------------------------------------- ------------------------------------- ------------------------
Agriculture and Food                                         1            1          29           67           1
Attorney General                                            62           42          46           51          35
Community, Family and Children's Services                   20           14          31           24          13
Consumer and Business Services                               -            -           -            1           1
Culture                                                     72           18          14           49         106
Education                                                   52            4          17           10          16
Energy                                                     156           86          50           40          30
Enterprise, Opportunity and Innovation                     500            -          19           25          46
Environment                                                  1            5          19           14          14
   Water Protection Fund                                   160           17           1            1           1
Finance--Own Account                                         7            7          11            8           6
   SuperBuild Millennium Partnerships                        -            4           -            4          52
   Contingency Fund                                          -            -           -            -         200
Health and Long-Term Care                                  338          182         205          335         504
   Major One-Time Capital Costs                          1,004          140           -            -           -
Management Board Secretariat                                13           24          28           44          15
Municipal Affairs and Housing                              (10)           -          12           26         304
Native Affairs Secretariat                                   7            5           3            3           3
Natural Resources                                           96           65          70           78          91
Northern Development and Mines                             267          356         371          391         347
Public Safety and Security                                 124           99          88           67          53
Tourism and Recreation                                     159           14           9           58          50
Training, Colleges and Universities                      1,028          204          49           74          98
Transportation                                             830          836         818        1,097       1,284
Year-End Savings                                             -            -           -            -        (100)
Total Gross Capital Expenditure*                         4,887        2,123       1,890        2,467       3,170
Less: Net Investment in Capital Assets**                     -            -           -          576         702
------------------------------------------------- ------------------------------------- ------------------------
Net Capital Expenditure                                  4,887        2,123       1,890        1,891       2,468
------------------------------------------------- ------------------------------------- ------------------------
*  Gross Capital Expenditure includes the following: i) acquisition or construction of major tangible capital assets owned by the Province
   (land, buildings and transportation infrastructure) and other tangible capital assets; ii) repairs and maintenance; and iii) transfers for capital purposes. Total gross capital expenditure in 2003-04 includes $429 million in flow-through funds. Gross capital expenditure excluding flow-through funds is $2.7 billion.
**   Starting in 2002-03, major tangible capital assets owned by Provincial ministries (land, buildings and transportation infrastructure) are accounted for on a full accrual accounting basis. Other tangible capital assets owned by Provincial ministries will continue to be accounted for as expenditure in the year of acquisition or construction.  All capital assets owned by consolidated government organizations are accounted for on a full accrual basis.
                                                  ------------------------------------- ------------------------

66                                                                                            2003 Ontario Budget
--------------------------------------------------------------------------------------------------------------------

Schedule of Net Investment in Capital Assets...........................................................Table B5
($ Millions)
---------------------------------------------------------------------------------------------------------------
                                                                      Plan 2003-04
                                          ---------------------------------------------------------------------
                                                                                   Government
                                                   Land and      Transportation    Organizations'
                                                   Buildings     Infrastructure    Capital Assets        Total
---------------------------------------------------------------------------------------------------------------
Acquisition/Construction of Major
   Tangible Capital Assets                              133            1,042               346            1,521
Amortization of Provincially Owned
   Major Tangible Capital Assets                      (110)            (546)             (163)            (819)
Net Investment in Capital Assets*                        23              496               183              702
---------------------------------------------------------------------------------------------------------------
*  Starting in 2002-03, major tangible capital assets owned by Provincial ministries (land, buildings and transportation infrastructure) are accounted for on a full accrual accounting basis. Other tangible capital assets owned by Provincial ministries will continue to be accounted for as expenditure in the year of acquisition or construction.  All capital assets owned by consolidated government organizations are accounted for on a full accrual basis.
                                          ---------------------------------------------------------------------

Paper B: Ontario's Fiscal Plan                                                                                 67
--------------------------------------------------------------------------------------------------------------------

Transfers for Capital Purposes (Included in Gross Capital Expenditure).................................Table B6
($ Millions)
---------------------------------------------------------------------------------------------------------------
                                                                                                           Plan
Ministry                                                                                                2003-04
---------------------------------------------------------------------------------------------------------------
Community, Family and Children's Services                                                                    13
Culture                                                                                                      61
Education                                                                                                    10
Enterprise, Opportunity and Innovation                                                                       46
Environment                                                                                                  11
   Water Protection Fund                                                                                      1
Finance--Own Account                                                                                          -
   SuperBuild Millennium Partnerships                                                                        52
Health and Long-Term Care                                                                                   479
Municipal Affairs and Housing                                                                               302
Native Affairs Secretariat                                                                                    3
Natural Resources                                                                                             5
Northern Development and Mines                                                                              105
Tourism and Recreation                                                                                       46
Training, Colleges and Universities                                                                          97
Transportation                                                                                              187
Total Transfers for Capital Purposes                                                                      1,418
---------------------------------------------------------------------------------------------------------------

                                                                                                 --------------

68                                                                                            2003 Ontario Budget
--------------------------------------------------------------------------------------------------------------------

Ten-Year Review of Selected Financial and Economic Statistics............................................Table B7
($ Millions)
-----------------------------------------------------------------------------------------------------------------

                                                                         1994-95         1995-96          1996-97
---------------------------------------------------------------- --------------- --------------- ----------------
Financial Transactions
Revenue                                                                   46,039          49,473           49,450
Expenditure
   Programs                                                               44,505          46,163           45,136
   Gross Capital Expenditure                                               3,831           3,635            2,612
   Less: Net Investment in Capital Assets*                                     -               -                -
   Public Debt Interest
     Provincial                                                            7,832           8,475            8,607
     Electricity Sector                                                        -               -                -
Total Expenditure                                                         56,168          58,273           56,355
Less: Reserve                                                                  -               -                -
Add: Decrease/(Increase) in Stranded Debt from Electricity
   Sector Restructuring to be Recovered from Ratepayers**                      -               -                -
Surplus / (Deficit)***                                                  (10,129)         (8,800)          (6,905)
Net Provincial Debt after Provisional Adjustment for CCRA Error;
   and Accounting Changes +                                               90,728         101,864          108,769
---------------------------------------------------------------- --------------- --------------- ----------------
Accounting Changes (included in Net Provincial Debt above)
   Provisional Adjustment for CCRA Error
   Retirement Benefits
   Tangible Capital Assets++
Net Impact of Accounting Changes
Net Provincial Debt--Before Provisional Adjustment for CCRA
   Error; and Accounting Changes                                          90,728         101,864          108,769
---------------------------------------------------------------- --------------- --------------- ----------------
Gross Domestic Product (GDP) at Market Prices                            311,096         329,317          338,173
Personal Income                                                          260,671         271,397          276,303
---------------------------------------------------------------- --------------- --------------- ----------------
Population--July (000s)                                                   10,828          10,965           11,101
Net Provincial Debt per Capita (dollars)                                   8,379           9,290            9,798
Personal Income per Capita (dollars)                                      24,074          24,751           24,890
---------------------------------------------------------------- --------------- --------------- ----------------
Total Expenditure as a per cent of GDP                                      18.1            17.7             16.7
Public Debt Interest as a per cent of Revenue                               17.0            17.1             17.4
Net Provincial Debt as a per cent of GDP                                    29.2            30.9             32.2
---------------------------------------------------------------- --------------- --------------- ----------------
*    Starting in 2002-03, major tangible capital assets owned by Provincial ministries (land, buildings and transportation infrastructure) are accounted for on a full accrual accounting basis. Other tangible capital assets owned by Provincial ministries will continue to be accounted for as expenditure in the year of acquisition or construction.  All capital assets owned by consolidated government organizations are accounted for on a full accrual basis.
**   Reflects the estimated excess of revenue over expenditure of the Ontario Electricity Financial Corporation (OEFC). Consistent with the principles of electricity restructuring, OEFC debt is to be recovered from ratepayers, not taxpayers.
***  Includes provisional adjustment for Canada Customs and Revenue Agency error; retirement benefits accounting policy change in accordance with new
     Public Sector Accounting Board recommendations; and adjustment to decrease in stranded debt from electricity sector restructuring to be recovered from ratepayers.
+    Starting in 2002-03 Net Provincial Debt has been adjusted to include Investment in Capital Assets. For all other years, Net Provincial Debt represents total liabilities less financial assets.
++   Estimated opening net book value at April 1, 2002.
Sources: Ontario Ministry of Finance and Statistics Canada.
                                                                 --------------- --------------- ----------------

Paper B: Ontario's Fiscal Plan                                                                                 69
--------------------------------------------------------------------------------------------------------------------

Ten-Year Review of Selected Financial and Economic Statistics............................................Table B7
($ Millions)
                                                                          Actual         Interim             Plan
         1997-98         1998-99         1999-00         2000-01         2001-02         2002-03          2003-04
------------------------------------------------------------------------------------------------ ----------------

          52,518          55,786          62,931          63,824          63,886          66,391           71,566

          45,304          46,557          47,525          50,401          52,523          55,271           59,390
           2,451           2,215           4,887           2,123           1,890           2,467            3,170
               -               -               -               -               -             576              702

           8,729           9,016           8,977           8,896           8,509           8,225            8,188
               -               -             520             520             520             520              520
          56,484          57,788          61,909          61,940          63,442          65,907           70,566
               -               -               -               -               -               -            1,000

               -               -           (354)              18            (69)              40                -
         (3,966)         (2,002)             668           1,902             375             524                0

         112,735         114,737         113,715         112,480         112,036          98,352           98,352
------------------------------------------------------------------------------------------------ ----------------

                                                         (2,043)         (2,043)         (2,043)
                                                             197             197             197
                                                                                          13,200
                                                         (1,846)         (1,846)          11,354           11,354

         112,735         114,737         113,715         110,634         110,190         109,706          109,706
------------------------------------------------------------------------------------------------ ----------------
         359,353         377,897         409,099         433,446         443,852         466,651          491,098
         289,537         304,652         322,549         346,738         359,927         370,522          391,075
------------------------------------------------------------------------------------------------ ----------------
          11,249          11,387          11,528          11,698          11,895          12,068           12,226
          10,022          10,076           9,864           9,615           9,419           8,150            8,044
          25,739          26,754          27,980          29,641          30,259          30,703           31,987
------------------------------------------------------------------------------------------------ ----------------
            15.7            15.3            15.1            14.3            14.3            14.1             14.4
            16.6            16.2            15.1            14.8            14.1            13.2             12.2
            31.4            30.4            27.8            26.0            25.2            21.1             20.0
------------------------------------------------------------------------------------------------ ----------------

                -------------------------------------------------------------------------------- ----------------

70                                                                                            2003 Ontario Budget
--------------------------------------------------------------------------------------------------------------------

The Budget Dollar Revenue 2003-04

Personal Income Tax                                                    0.28
Retail Sales Tax                                                       0.21
Corporations Tax                                                       0.10
Employer Health Tax                                                    0.05
Gasoline&Fuel Taxes                                                    0.04
Other Taxes                                                            0.03
Other Non-Tax Revenue                                                  0.07
Vehicle & Driver Registration Fees                                     0.01
Liquor Licence Revenue                                                 0.01
Income from Government Enterprises                                     0.06
Canada Health & Social Transfer                                        0.11
Other Federal                                                          0.03
Total Revenue                                                          1.00

Paper B: Ontario's Fiscal Plan                                                                                 71
--------------------------------------------------------------------------------------------------------------------

The Budget Dollar Total Expenditure 2003-04

Health Care                                                            0.40
Education & Training                                                   0.20
Public Debt Interest                                                   0.12
General Government and Other                                           0.03
Justice                                                                0.04
Social Services                                                        0.12
Environment, Resources & Economic Development                          0.09
Total Expenditure                                                      1.00
Less Net Investment in Capital Assets                                   -
Net Dollar Total Expenditure                                           1.00

72                                                                                            2003 Ontario Budget
--------------------------------------------------------------------------------------------------------------------

The Budget Dollar Program Expenditure 2003-04

Health Care                                                            0.46
Education & Training                                                   0.24
General Government and Other                                           0.05
Justice                                                                0.04
Environment, Resources & Economic Development                          0.07
Social Services                                                        0.14
Total Dollar Program Expenditure                                       1.00

Paper B: Ontario's Fiscal Plan                                                                                 73
--------------------------------------------------------------------------------------------------------------------

Revenue Sources by Category Per Cent of Total

                                             1999-2000         2000-01          2001-02           2002-03          2003-04
Personal Income Tax                            28.0              28.1             29.9              28.3             27.8
Retail Sales Tax                               20.5              21.5             21.6              21.2             20.8
Corporations Tax                               12.9              14.4             10.4               9.8              9.6
Employer Health Tax                             5.0               5.4              5.5               5.4              5.3
Gasoline&Fuel Taxes                             4.4               4.4              4.5               4.5              4.3
Government of Canada                            9.4               9.6             12.1              14.6             14.2
Income from Government Enterprises              5.9               6.0              5.2               5.9              6.2
Other                                          13.9              10.6             10.8              10.3             11.8
Total Revenue                                 100.0             100.0            100.0             100.0            100.0

74                                                                                            2003 Ontario Budget
--------------------------------------------------------------------------------------------------------------------

Operating Expenditure by Category - Per cent of Total

                                                    1999-2000         2000-01          2001-02           2002-03          2003-04
Health Care                                           36.2              37.9             38.8              40.4             40.5
Education & Training                                  19.1              18.0             18.9              20.0             20.6
Social Services                                       13.2              12.7             12.6              12.4             12.2
Environment, Resources & Economic Development          7.9               8.3              7.7               6.3              6.0
General Government & Other                             3.0               3.2              3.1               2.8              4.0
Justice                                                3.9               4.1              4.2               4.4              3.9
Public Debt Interest                                  16.7              15.8             14.7              13.7             12.8
Total Operating Expenditure                          100.0             100.0            100.0             100.0            100.0

Paper B: Ontario's Fiscal Plan                                                                                 75
--------------------------------------------------------------------------------------------------------------------

Program Expenditure by Category - Per cent of Total

                                                   1999-2000         2000-01          2001-02           2002-03          2003-04
Health Care                                          43.5              45.0             45.5              46.8             46.5
Education & Training                                 22.9              21.4             22.2              23.2             23.6
Social Services                                      15.8              15.1             14.7              14.4             13.9
Environment, Resources & Economic Development         9.5               9.8              9.0               7.3              7.0
General Government & Other                            3.6               3.8              3.7               3.2              4.6
Justice                                               4.7               4.9              4.9               5.1              4.4
Total                                               100.0             100.0            100.0             100.0            100.0

76                                                                                            2003 Ontario Budget
--------------------------------------------------------------------------------------------------------------------

Gross Capital Expenditure by Category - Per cent of Total

                                                      1999-2000         2000-01          2001-02           2002-03          2003-04
Health Care                                             27.5              15.2             10.8              13.6             15.9
Education & Training                                    22.1               9.8              3.5               3.4              3.6
Social Services                                          0.4               0.6              1.6               1.0              0.4
Environment, Resources & Economic Development           45.8              66.1             74.9              75.0             71.9
General Government & Justice                             4.2               8.3              9.2               7.0              8.2
Total Gross Capital Expenditure                        100.0             100.0            100.0             100.0            100.0

Paper B: Ontario's Fiscal Plan                                                                                 77
--------------------------------------------------------------------------------------------------------------------

2003-04 Operating Expenditure by Category ($ Billions)

Drugs                                                                  2.3
OHIP                                                                   6.7
Hospitals                                                             10.4
Long-Term Care                                                         3.7
Other Health Care                                                      4.5
Total Health Care Sector                                              27.6
School Board Operating Grant                                           9.3
Colleges and Universities                                              3.4
Other Education                                                        1.3
Total Education Sector                                                14.0
Ontario Works & Ontario Disability Support Program                     3.8
Other Social Services                                                  4.5
Total Social Services Sector                                           8.3
Justice                                                                2.6
Environment, Resources & Economic Development                          4.2
General Government                                                     2.7
Provincial                                                             8.2
Electricity Sector                                                     0.5
Public Debt Interest                                                   8.7
Total Operating Expenditure                                           68.1

78                                                                                            2003 Ontario Budget
--------------------------------------------------------------------------------------------------------------------

2003-04 Gross Capital Expenditure by Category ($ Billions)

Health Care                                               0.5
General Government and Justice                            0.3
Environment, Resources & Economic Development             2.3
Transportation                                            1.3
Other                                                     1.0
Education, Training and Social Services                   0.1
Total Gross Capital Expenditure                           3.2